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May 31, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 31, 2013 of Arkados Group, Inc. and are in agreement with the statements contained first sentence with regards to the dismissal of Sherb & Co., LLP of the first paragraph, the third, fourth and fifth paragraphs therein in their entirety. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Sherb & Co., LLP
Certified Public Accountants